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                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC  20549

                                   FORM N-8A

                         NOTIFICATION OF REGISTRATION
                     FILED PURSUANT TO SECTION 8(a) OF THE
                        INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:               LaSalle Real Estate Securities Fund, Inc.

Address of Principal Business Office (No. & Street, City, State Zip Code):

                    100 East Pratt Street
                    Baltimore, Maryland  21202

Telephone Number (including area code):  (410) 347-0600

Name and address of agent for service of process:

                    William K. Morrill, Jr.
                    LaSalle Real Estate Securities Fund, Inc.
                    100 East Pratt Street
                    Baltimore, Maryland  21202

Check Appropriate Box:

          Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
YES [X]  NO[ ]

          Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of Baltimore and State of Maryland on the 22nd day of September, 1997.

                           LA SALLE REAL ESTATE SECURITIES FUND, INC.



                           By: /s/ William K. Morrill, Jr.
                              -------------------------------------
                              William K. Morrill, Jr.
                              President

Attest: /s/ Keith R. Pauley
        -------------------------------
        Name:  Keith R. Pauley
        Title: Executive Vice President